Exhibit 10.22

2023 Corporate Bonus Plan
1.The DermTech, Inc. (“DermTech” or the “Company”) Corporate Bonus Plan (the “Bonus Plan”) should be simple to understand and incentivize eligible employees to achieve corporate goals which are in the best interests of stakeholders.
2.The Bonus Plan is split into first half (“1H”) and second half (“2H”) plans, with goals to be achieved during that set time period as follows: 1H plan covers the period January 1, 2023 through June 30, 2023 and the 2H plan covers the period July 1, 2023 through December 31, 2023.
3.The bonus will be paid typically after the periods as defined in #2 (above) end, based on the goals that have been achieved.
a.For 1H 2023, bonus will be paid in August 2023.
b.For 2H 2023, bonus will be paid February 2024.
Any bonus tied to a goal related to audited financial statements will be paid once the financial statement audit has been completed. The DermTech Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) will have discretion on timing of payments.
4.Any payout for Named Executive Officers in 1H 2023 will be deferred and paid with 2H 2023 bonus payments in February 2024.
5.The maximum allowed on the stretch goal is 40%, but the maximum payout allowed under the entire plan, with overachievement and stretch goals is 150%.
6.Achievement of goals > threshold yet < attainment payout at threshold. Achievement of goals > attainment yet < target payout at attainment. Overachievement measured and paid out on a proportionate (straight-line) basis above target for assay revenue, billable samples, covered lives and cancellation rate.
7.An employee must have started employment with the Company prior to April 1, 2023 to be eligible for the 1H bonus plan and start prior to October 1, 2023 to be eligible for the 2H 2023 plan.
8.Employees eligible for the bonus plan and hired in the current fiscal year will receive a pro-rated bonus based on their hire date.
9.Bonus payments at the target percentages for each position grade will be paid based on actual wages earned during the year, not the employee’s annualized salary.
10.Employees eligible for other incentive compensation or other bonus programs (other than spot or referral bonuses) will not be eligible for the Bonus Plan.
11.Non-exempt or hourly employees do not participate in the Bonus Plan.
12.Eligible employees must be employed and in good standing on the date the bonus is paid to receive the bonus payment.
13.The Compensation Committee administers the Bonus Plan and has authority to use their discretion to approve goals and bonus targets, adjust goals and bonus payments, and determine goal achievement.

The following table presents the target bonus percentage by grade.

Grade	Title	Bonus Target %
Exec 1	CEO	80%
Exec 3	EVP – CFO, CCO, COO	50%
Exec 3	EVP – All others	45%
Exec 4	SVP	40%
1	VP	35%
2	Sr. Director / Fellow	25%
3	Director / Sr. Principal	20%
4	Assoc Director/Sr. Manager / Principal	15%
5	Manager / IC V / Sr. Scientist	15%
6	Supervisor / IC IV / Scientist II	10%
7	IC III / Scientist I	7.5%
8	IC II / Tech II*	5%
9	IC I / Tech I*	5%
*Hourly employees do not participate in the corporate bonus program.

The following table presents the corporate and individual weighting by position level.

Level	Corporate Performance	Individual Performance
CEO	100%	0%
EVP, SVP	75%	25%
VP	60%	40%
Individual Contributor (Grade 9) – Sr. Director (Grade 2)	50%	50%

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